EXHIBIT 11a


                              AMERITECH CORPORATION
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE
                                   (Unaudited)


                                           Three Months Ended
                                                June 30
                                             -------------
                                          1997              1996
                                          ----              ----
Net income                           $536,868,000      $566,639,000
                                     ============      ============


Weighted average number of
shares outstanding                    549,974,160       553,172,522

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                           2,511,523         2,592,752
                                     ------------      ------------

Weighted average shares outstanding
on which primary earnings per share
are based                             552,485,683       555,765,274
                                     ============      ============
Primary earnings per share                  $0.97             $1.02
                                     ============      ============


We submit this calculation in accordance with Regulation S-K,Item 601(b)11. It is not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.


We have restated amounts for the prior year to include the windfall tax benefit in our determination of the dilutive effect of outstanding options.